REGISTRATION RIGHTS AGREEMENT

MusclePharm Corp. (the “Company” or “Borrower”), agrees to provide JMJ Financial (the “Holder” or “Investor”) the following registration rights with respect to Convertible Promissory Note Document A-12012010 (the “Note”).

1. Inducement to Enter Into Transactions.  To induce JMJ Financial to enter into and fund the Note, the Borrower has agreed to provide registration rights for common shares underlying those notes.  The Borrower agrees and acknowledges that registration rights are a material inducement for the Holder to enter into these transactions, and that the Holder would not have entered into the transactions if registration of the underlying shares was not provided.

2. Mandatory Registration.  No later than 30 (thirty) days from the execution of this agreement (the “Registration Date”), the Borrower agrees to file an S-1 Registration Statement with the SEC at its own expenses to register 12,700,000 shares of common stock underlying the note, as follows.  The Borrower will thereafter use its best efforts to cause such Registration  Statement to become effective as soon as possible after such filing but in no event later than 120 (one hundred twenty) days from the Registration Date.

Convertible Promissory Note A-12012010 – 12,700,000 shares

Total Notes – $1,650,000 plus interest and conversion costs

Total Shares to Be Registered – 12,700,000

3. Correspondence and Information.  Within two days of distribution or receipt of any information or correspondence between the Borrower and the SEC, the Borrower shall furnish to Holder copies of all correspondence as related to the registration statement.

4. Assignment of Registration Rights.  The rights under this Agreement shall be automatically assignable by the Holder to any transferee of all or any portion of the note or underlying registered shares.

5. No Filing of Other Registration Statements and No Piggy-back Registrations.  Unless otherwise approved by Holder in Writing, the Borrower shall not file any other registration statements (except for S-8 registration) until the registration statement described herein is declared effective by the SEC; and the Borrower will not include in this registration statement any securities other than those described herein.

6. Governing Law. This agreement will be governed by, and construed and enforced in accordance, with the laws of the State of Florida, without regard to the conflict of laws principles thereof.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in Miami-Dade County, in the State of Florida.  Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

Agreed, this 1st day of December, 2010.

BORROWER[S]:

Brad Pyatt
CEO
MusclePharm Corp.

LENDER/HOLDER:

JMJ Financial / Its Principal